UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2007

Tupperware Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-11657	36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14901 South Orange Blossom Trail, Orlando, FL	32837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 407-826-5050

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2007, Tupperware Brands Corporation (“Tupperware” or the “Company”) entered into an $800 million five-year senior secured credit agreement (the “Credit Agreement”). The Credit Agreement consists of a $200 million revolving credit facility and $600 million in term loans, replacing the Company’s prior credit agreement dated December 5, 2005 (the “Prior Credit Agreement”), which also had a $200 million revolving facility and $601 million of term loans outstanding as of June 30, 2007. The Credit Agreement provides for floating rate borrowings but at a lower interest rate spread and with lower commitment fees compared with the Prior Credit Agreement. The Company estimates that the improved terms will result in lower cash interest expense of approximately $20 million over the agreement’s five-year term, in comparison with interest that would have been incurred under the Prior Credit Agreement.

The primary parties to the agreement with the Company are:

•	JPMorgan Chase Bank, N.A. as the Administrative Agent, Swingline Lender and Issuing Bank
•	Key Bank National Association, as Syndication Agent and Joint Lead Arranger
•	Calyon New York Branch and Wachovia Bank, National Association as Co-Documentation Agents
•	J.P. Morgan Securities Inc., as Sole Bookrunner and Joint Lead Arranger
•	Participating lenders are included in Exhibit 10.1

Under the Credit Agreement, the Company expects to pay an interest rate including a LIBOR base plus an applicable LIBOR margin. The LIBOR margin ranges from 0.625 percent to 1.25 percent and is determined quarterly by the Company’s consolidated leverage ratio as defined in the Credit Agreement. The initial LIBOR margin is 1.00 percent. The Company is also subject to a commitment fee ranging from 0.125 percent to 0.25 percent, also determined quarterly based on the Company’s consolidated leverage ratio as defined in the Credit Agreement, on any unused portion of the $200 million revolving credit facility. The initial commitment fee is 0.20 percent. The Credit Agreement requires mandatory principal repayments of 0.25 percent per quarter, or $1.5 million, beginning June 28, 2008 with the remaining balance due September 28, 2012. Similar to the Company’s Prior Credit Agreement, the Credit Agreement has certain mandatory prepayment provisions which would be required when certain events are triggered, such as the sale of assets. The Credit Agreement contains representations, affirmative and negative covenants and events of default provisions comparable with the Company’s Prior Credit Agreement.

Some of the lenders and/or their affiliates in the Credit Agreement and under the Prior Credit Agreement have other business relationships with the Company involving the provision of financial and bank-related services, including cash management, foreign exchange contracts, interest rate swaps, letters of credit, and have participated in the Company’s prior credit agreements and sales of debt.

The description of the Credit Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is included as Exhibit 10.1 and is incorporated herein by reference in its entirety.

A copy of the press release issued by Tupperware announcing the Credit Agreement is included as Exhibit 99.1.

Item 1.02 Termination of a Material Definitive Agreement

Upon execution of the Credit Agreement described under Item 1.01 above, effective September 28, 2007, the Company terminated its Prior Credit Agreement dated December 5, 2005, which consisted of a $200 million secured revolving credit facility and secured term loans with an outstanding balance of $601 million as of June 30, 2007. In connection with the termination of this agreement, the Company also terminated its $375 million of floating-to-fixed interest rate swaps. As a result of terminating the Prior Credit Agreement and interest rate swap agreements, the Company will record a one-time charge in the quarter ended September 29, 2007, of about $10 million, for the write off of deferred debt costs and the termination of floating-to-fixed interest rate swaps.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See disclosure contained in Item 1.01 above, which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Credit Agreement dated as of September 28, 2007 among Tupperware Brands Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, swingline lender and issuing bank, Key Bank National Association, as syndication agent and joint lead arranger, Calyon New York Branch, as co-documentation agent, Wachovia Bank, National Association, as co-documentation agent, and J.P. Morgan Securities Inc., as sole bookrunner and joint lead arranger

99.1	Press release of Tupperware Brands Corporation dated September 28, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION (Registrant)

Date: October 2, 2007

/s/ Thomas M. Roehlk
Thomas M. Roehlk Executive Vice President, Chief Legal Officer and Secretary